Exhibit 4.5

ALLSEAS MARINE S.A.

MANAGEMENT AGREEMENT

VESSEL: M.V. MSC SIENA

TABLE OF CONTENTS

1. APPOINTMENT	3
2. TERM	3
3. THE MANAGERS GENERAL OBLIGATIONS	3
4. MANAGER’S POWERS	4
5. TECHNICAL MANAGEMENT SERVICES	4
* CREWING	4
* REPAIRS & MAINTENANCE	4
6. COMMERCIAL MANAGEMENT SERVICES	5
* SALE AND PURCHASE	5
* CHARTERS	5
* OPERATIONS AND FREIGHT COLLECTION	5
* INSURANCE	6
* ACCOUNTING	6
* AUDITING	6
* BUDGETS AND MANAGEMENT OF FUNDS	6
7. ADMINISTRATION	7
8. REMUNERATION	7
* SUPERINTENDENTS’ FEES	8
9. INDEMNITY	8
10. HIMALAYA	8
11. FORCE MAJEURE	9
12. TERMINATION	9
13. MODIFICATION OF AGREEMENT	11
14. ASSIGNABILITY OF AGREEMENT	11
15. CONFIDENTIALITY	11
16. GOVERNING LAW	11
17. ARBITRATION	11
18. NOTICES	12
19. ENTIRE AGREEMENT	13

MANAGEMENT AGREEMENT

This Agreement is made as of the 12th May, 2011 between Aral Sea Shipping S.A. of Liberia (hereinafter called the “Owner”) and Allseas Marine S.A. of Liberia, (hereinafter called the “Manager”)

Whereas

(A) The “Owner” will be the registered owner of the ship MSC SIENA registered under the flag of the Republic of Liberia (the “Vessel”).

(B) The Owner wishes to retain the Manager with effect as of the date of delivery of the Vessel, to provide, subject to the terms and conditions set forth herein, technical and commercial management services in respect of the Vessel.

(C) The Manager is willing and is able to provide such technical and commercial management services upon the terms and conditions set forth below.

Now therefore the parties hereto agree as follows:

1. APPOINTMENT

The Manager is hereby appointed by the Owner as Technical and Commercial Manager of the Vessel and the Manager hereby accepts such appointment on the terms and conditions of this Agreement.

1.0.1 With effect from the date hereof and continuing, unless and until terminated as provided herein, the Owner hereby appoint the Manager and the Manager hereby agrees to act as Manager of the Vessel.

1.0.2 The Manager undertakes to use its best endeavours to provide its Management Services specified in the clauses agreed hereinbelow, on behalf of the Owner in accordance with sound ship management practice.

1.0.3 The Manager may at its sole discretion appoint sub-managers, at any time throughout the duration of this Agreement, to discharge any of the Manager’s duties.

2. TERM

This Agreement shall come into effect on the date hereof and shall continue for a period of five years.

Thereafter it shall continue for further continuous periods of five years.

Notice to terminate shall not be effective until 90 (ninety) days following its having been delivered, unless otherwise mutually agreed in writing.

3. THE MANAGER’S GENERAL OBLIGATIONS

3.01 The Manager shall, on behalf of the Owner, attend to the day-to-day technical and commercial management of the Vessel in accordance with sound technical and commercial shipping industry standards.

3.02 In the exercise of its duties hereunder the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by the Owner and serve the Owner faithfully and diligently in the performance of this Agreement, according to technical and commercial shipping industry standards.

3.03 In the performance of this Agreement, the Manager shall protect the interests of the Owner in all matters directly or indirectly relating to the Vessel.

The Manager shall ensure that adequate manpower is employed by it to perform its obligations under this agreement. Insofar as practicable, it shall use its best efforts to ensure fair distribution of available manpower, supplies and services as between the Vessel and all other vessels under its management.

4. MANAGER’S POWER

4.01 The Manager is entitled to carry out its duties under the terms of this Agreement as provided in relative clauses herein as the Owner’s agent at its own discretion.

4.02 In the performance of this Agreement, the Manager shall be authorized to perform the services described in Clauses 5 and 6 and to do all such things or take all such actions related to such performance in accordance with technical and commercial industry standards.

4.03 The Manager is under no circumstances authorized to mortgage or otherwise encumber the Vessel, as security for loans or other amounts due. To the extent permitted by law, the Manager will take all reasonable measures to avoid creating liens on the Vessel for services or necessaries, which are not the responsibility of the Owner.

5. TECHNICAL MANAGEMENT SERVICES

* CREWING

5.01 The Manager shall provide adequate and properly qualified Crew for the Vessel as required by the Owner, provision of which includes but is not limited to the following functions:

•	Employment of master, officers, and crew (hereinafter collectively referred to as the “Crew”) of the Vessel;

•	Arrangement of transportation of the Crew, including repatriation;

•	Training of the Crew;

•	Supervision of the efficiency of the Crew and administration of all other Crew matters such as planning for the manning of the Vessel;

•	Payroll arrangement;

•	Arrangements and administration of pensions and Crew insurance;

•	Discipline and union negotiations;

•	Enforcement of appropriate standing orders.

* REPAIRS AND MAINTENANCE

The Manager shall provide technical management which includes, but is not limited to the following functions:

5.02 Provisions of competent personnel to supervise the maintenance and general efficiency of the Vessel;

5.03 Arrangement and supervision of drydockings, repairs, alterations and upkeep of the Vessel to the standards required by the Owner provided that the Manager shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society and with the laws and regulations of the country of registry of the Vessel and of the places where the Vessel trades;

5.04 Arrangement of the supply of necessary provisions, stores, spares and lubricating oil;

5.05 Appointment of surveyors and technical consultants as the Manager may consider from time to time to be necessary;

5.06 Development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code;

5.07 Maintaining the Vessel in such condition as to be acceptable to charterers;

5.08 Arranging surveys associated with the commercial operation of the Vessel.

6. COMMERCIAL MANAGEMENT SERVICES

* SALE AND PURCHASE

6.01 The Manager shall identify vessels for purchase, perform class records review and physical inspection and make recommendation to the Owner as to whether any vessel should be bought. Any costs incurred by the manager for inspection of such vessels for possible purchase to be fully reimbursed by the owner.

6.02 After approval has been granted by the company for the purchase of the identified vessel, the Manager shall on behalf of the owners proceed to purchase same under the best possible terms and conditions in accordance with industry standards.

6.03 The Manager shall perform all functions necessary to allow owners to take physical delivery of the vessel and proceed with commercially managing same.

6.04 The Manager shall also sell vessel(s) on behalf of the Company at the Company’s request.

6.05 The Manager shall proceed to market the vessel for sale, solicit offers negotiate the sale of any Owner’s vessel under the best possible terms and conditions in accordance with industry standards.

6.06 The Manager shall perform all functions necessary to enable the Owner to physically deliver the vessel to her contractual buyer.

* CHARTERS

6.07 Seek and negotiate employment for the Vessel under voyage or period charter or under any other form of contract and on behalf of the Owner to approve, conclude and execute any such contract. If such a contract exceeds a period of more than 12 months, consent thereto in writing shall first be obtained from the Owners.

RIDER CLAUSE to 6.07

In the event that the Manager is managing any container ships that are not owned by the Owner, the Manager agrees that consistent with the availability, suitability and positioning of the Owner’s vessels, any chartering contract of a duration of six months or more will be offered in the first instance to container vessel/s operated by the Owner.

6.08 The Manager shall have the authority to fix voyage charters in accordance with the trading restrictions defined in Clause 6.10.

6.09 Fix the Vessel and Manager’s other managed vessels (each an “Other Vessel”) in a fair manner.

6.10 The Manager will use due diligence to ensure that the Vessel will be employed between safe ports, safe anchorages and safe berths, so far as this can be established by exercising due diligence.

The Manager will include in the Charter Parties an appropriate War Risks Clause, Clause Paramount and any other Owner’s protective clauses where applicable in accordance with the custom of trade.

* OPERATIONS AND FREIGHT COLLECTION

6.11 To arrange the scheduling of the Vessel according to the terms of the Vessel’s employment.

6.12 To carry out all necessary communications with shippers, charterers and others involved with their receiving and handling of the Vessel at the loading and discharging ports, including notices required under the terms of the Vessel’s employment.

On behalf of and in the name of the Owner to issue or cause to be issued to shippers customary bills of lading or other documents required under the terms of the Vessel’s employment.

The Owner authorizes the Manager to permit cargo discharge in accordance with Letter of Indemnities issued, or invocation of same, and signed by the charterers and/or bank, working as per Owner’s P&I Club regulations and instructions.

6.13 To invoice on behalf of the Owner all freights and other sums due to Owner and accounts receivables arising from the operation of the Vessel. To give receipts therefore, to make any and all claims for monies due to Owner and to issue releases upon receipt of payment of such claims and in connection with the settlement of such claims.

To furnish the Master of the Vessel with appropriate voyage instructions and monitor voyage performance. The Manager will use its best efforts to achieve the most economical, efficient and quick dispatch of the Vessel between ports and at ports and terminals.

6.14 With prior consent of the Owner, to institute, defend, intervene in, settle, compromise or abandon any legal proceedings by or against the Owner or by or against the Vessel or which in any way concerns the Vessel, their freight, earnings and disbursements or concerning the crew and officers on board the Vessel and for the purposes of this clause the expression “Legal Proceedings” shall include arbitration, civil, regulatory and criminal proceedings of all kinds. The handling of all such claims and legal matters shall always be consistent with the instructions and requirements of the Vessels’ P&I Club, Hull Underwriters, or other insurers.

To provide the Owner with the following services:

•	Appoint and negotiate fees for vessel husbandry agents at ports when necessary.

•	Negotiate, arrange and stem fuel requirements as required for intended trading.

•	Arranging berths or anchorages.

•	Arranging for entry and clearance of the Vessel and all other services relating to the Vessel’s movements in port, including tugs and pilots.

•	Preparing laytime statements and or hire statements including obtaining port documents and expense supports necessary for such calculation.

* INSURANCE

6.15 The Manager shall arrange such insurances as the Owner shall have instructed or agreed, in particular as regards insured values, deductibles and franchises.

All insurance policies shall be in the joint names of the Owner and the Manager provided that, unless the Manager give express prior consent, no liability to pay premiums or P&I calls shall be imposed on the Manager, notwithstanding the restrictions on P&I cover which would thereby result.

* ACCOUNTING

6.16 The Manager shall establish an accounting system which meets the requirements of the Owner and provide regular accounting services, supply regular reports and records in accordance herewith;

Maintain the records of all costs and expenditures incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties.

* AUDITING

6.17 The Manager shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owner and such times as may be mutually agreed.

* BUDGETS AND THE MANAGEMENT OF FUNDS

6.18 The Manager shall present to the Owner annually a budget for the following twelve months in such form as the Owner requires.

Subsequent annual budgets shall be prepared by the Manager and submitted to the Owner not less than one month before the anniversary date of the Manager’s financial year.

The Owner shall indicate to the Manager its acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Manager shall be entitled to assume that the Owner has accepted the said budget.

Following the agreement of the budget, the Manager shall prepare and present to the owner its estimate for the working capital requirement of the Vessel and the manager shall each month update this estimate.

Based thereon, the Manager shall each month request the Owner for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions.

Such funds shall be received by the Manager within ten days after the receipt of such request and shall be held to the credit of the Owner in a separate account.

The Owner shall place with the Manager for the duration of this Agreement an amount equal to one months’ estimated running expenses as a working capital reserve. Upon termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the Owner subject to the terms and conditions of this Agreement.

The Manager shall produce a quarterly comparison between budgeted and actual expenditure of the Vessel, if required to do so by the Owner.

Notwithstanding anything contained herein, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the management Services.

7. ADMINISTRATION

7.01 The Manager shall provide all office accommodations, office equipment, communication, office stationery, as is required for the provision of its services hereunder.

The Manager will be reimbursed for all costs and expenses reasonably incurred in respect of the provisions of Clause 7.01, as provided for in the Administrative Service Agreement signed between the Manager and BOX SHIPS INC dated 19 April, 2011 and in any subsequent renewal thereof.

7.02 The Manager shall handle and settle all claims arising out of the Management Services hereunder, The Manager shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters effecting the interest of the Owner in respect of the Vessel.

The Owner shall arrange for the provision of any necessary guarantee, bond or security.

Any costs incurred by the Manager in carrying out its obligations according to this Clause 7.02 and under this Agreement in general, shall be settled by the Owner.

8. REMUNERATION

8.01 In consideration of the obligations undertaken by the Manager under this Agreement, the Owner shall pay the Manager a commission fee equal to one and a quarter of one per cent (1.25%) calculated on the gross freight. demurrage and charter hire obtained for the employment of the Vessel on contracts or charter parties entered into by the Manager during the term of this Agreement, payable to the Manager on the dates when such freight, demurrage or charter-hire, as the case may be, is paid or otherwise collected.

8.02 The Owner shall also pay a commission fee equal to one percent (1.0%) calculated on the MOA price for any vessel bought or sold for and on behalf of the Owner.

8.03 In addition to the commission fees due to Manager under Clauses 8.01 and 8.02 above and for as long as this Agreement is in effect, the Owner shall also pay the Manager a Management Fee of Euro 620,- per day per vessel, payable monthly in advance. which will be adjusted annually in accordance with the official Eurozone inflation rate.

It is further agreed that the Owner shall pay to the Manager a lump sum fee of US$ 15.000 (fifteen thousand US Dollars) for pre-delivery services rendered by the Manager to the Owner during the period from the date of the Memorandum of Agreement for the purchase of the Vessel, until the date of delivery to the Owner.

8.04 The Manager shall provide its office Accommodation, office staff and stationary, as provided in Clause 7.01 of this agreement.

* SUPERINTENDENTS’ FEES

8.06 When necessary or desirable to evaluate the Vessel’s physical condition, and/ or supervise ship board activities, and/ or attend to repairs and drydockings the Manager shall arrange for visitations by a Superintendent at various intervals during the term of this Agreement.

Should it be necessary for a Superintendent to visit the Vessel for a period greater than 5 days during any successive twelve month term (the first term commencing from the date of this Agreement) the Manager shall be entitled to charge the Owner with Euro 500 for every additional day.

9. INDEMNITY

9.01 Except as provided in 9.02 below, neither the Manager nor any officer, director, shareholder or employee thereof shall be liable to the Owner or to any third party, including any Master, Officer or Crewmember employed on the Vessel or in connection therewith, for any loss or damage arising directly or indirectly out of the performance by the Manager of any of its obligations in respect of the Vessel under this Agreement. The Owner shall indemnify and hold harmless and defend the Manager of any of its obligations in respect of the Vessel under this Agreement. The Owner shall indemnify and hold harmless and defend the Manager, its officers, directors, shareholders and employees against any and all claims and demands (including costs and reasonable attorneys fees of defending such claim or demand) and any other losses or liabilities arising directly or indirectly out of the performance by the Manager of any of its duties in respect of the Vessel under this Agreement.

9.02 The provisions of Clause 9.01 shall not apply with respect to any loss, Damage, claim, demand, or liability if and to the extent that the same results for manager’s, its officers’, Directors’, Shareholders’ or Employees’ gross negligence or willful misconduct in the performance of its duties under this Agreement.

9.03 Clause 9 shall survive termination of this Agreement.

9.04 Liability to Owners

Without prejudice to the liability/indemnity clauses referred to in this Agreement, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expenses of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services unless same is proved to have resulted solely from the gross negligence or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expenses has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expenses would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

10. HIMALAYA

“Himalaya”. It is hereby expressly agreed that no employee or agent of the Manager (including every sub-contractor form time to time employed by the Manager) shall, in any circumstances whatsoever, be under any liability whatsoever to the Owner for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of, or in connection with his employment. Without prejudice to the generality of the foregoing provisions in this clause, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder, shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid. For the purpose of all the foregoing provisions of this clause. the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

11. FORCE MAJEURE

1. Neither party shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part, when any such delay or failure shall be due to causes beyond its control due to civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slow down, or interruption of work.

2. In the event that a situation giving rise to force majeure which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfillment or termination of this Agreement.

12. TERMINATION

12.01 The Manager shall be entitled to terminate the Agreement by notice in writing if any moneys payable by the Owner shall not have been received in the Manager’s nominated account within ten days of payment having been requested in writing by the Manager. The Manager shall also be entitled to terminate this Agreement by notice in writing if after the receipt of written notice of objection thereto from the Manager to the Owner, the Owner proceeds to employ the Vessel in a trade or in a manner which is, in the opinion of the Manager, likely to be detrimental to its reputation as Manager or be prejudicial to the commercial interest of the Manager.

12.02 The Owner shall be entitled to terminate Manager’s appointment hereunder by providing notice as per clause 2 to the Manager if:

a) any money payable to the Owner under or pursuant to this Agreement are not paid or accounted for in full by the Manager in accordance with the provisions of this Agreement, or

b) the Manager repeatedly neglects or fails to perform its principal duties or to meet its material obligations under his Agreement.

12.03 Notwithstanding the provision in Clause 2 and Clauses 12.01 and 12.02 of this Agreement and without prejudice to the accrued rights, if any, or Remedies of the parties under or pursuant hereof, this Agreement will be terminated:

(i) if the Owner ceases to be the owner of a Vessel by reason of a sale thereof; or

(ii) if the Vessel becomes an actual or constructive or compromised or arranged total loss; or

(iii) if the Vessel is requisitioned for title or any other compulsory acquisition of a Vessel occurs, otherwise than by requisition for hire; or

(iv) if the Vessel is captured, seized, detained or confiscated by any government or persons acting or purporting to act on behalf of any government and is not released from such capture, seizure, detention or confiscation; the Agreement shall no longer apply to that ship; or

(v) if the Owner or the Manager ceased to carry on business, or a substantial of the business, properties or assets of either such party is seized or appropriated.

(vi) if an order is made against the Owner or the Manager by any competent court or other appropriate authority or resolution passed for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, manager, receiver or trustee of a party or of all or a substantial part of its assets, save for the purposes of amalgamation or re-organization (not involving or arising out of insolvency)

12.04 For the purpose of clause 12.03 hereof

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owner ceases to be registered as Owners of the Vessel.

(ii) the Vessel shall not be deemed to be lost unless either the Vessel has become an actual total loss or agreement has been reached with the Underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with the Underwriters is not reached, it is adjudged by a competent tribunal that a constructive loss of the vessel has occurred.

(iii) the termination of this Agreement shall be without prejudice to all rights accrued between the Manager and the Owner prior to the date of termination.

12.05 Notwithstanding any other provision of this Agreement, this Agreement shall terminate if there is a change of control of the Owner’s parent company (the “Parent”). For purposes of this Section 12.05. a change of control of the Parent shall mean the occurrence of any of the following:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Parent’s assets, other than a disposition to Paragon Shipping Inc. or any of its affiliates;

(ii) the adoption by the Parent’s board of directors of a plan of liquidation or dissolution of the Parent;

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934), other than Paragon Shipping Inc. or any of its affiliates, becomes the beneficial owner, directly or indirectly, of a majority of the Parent’s voting shares, measured by voting power rather than number of shares;

(iv) if, at any time, the Parent becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares its bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(v) the Parent consolidates with, or merges with or into, any person (other than Paragon Shipping Inc. or any of its affiliates), or any such person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which outstanding shares of the Parent’s common stock are converted into or exchanged for cash, securities or other property, or receives a payment of cash, securities or other property, other than any such transaction where any shares of the Parent’s common stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding voting power of such surviving or transferee person immediately after giving effect to such issuance; and

(vi) the first day on which a majority of the members of the Parent’s board of directors are not continuing directors of the Parent. The term “continuing directors” means, as of any date of determination, any member of the Parent’s board of directors who was:

(a) a member of the board of directors of the Parent on the date immediately after the closing of the Parent’s offering; or

(b) nominated for election or elected to the Parent’s board of directors with the approval of a majority of the directors then in office who were either directors immediately after the closing of this offering or whose nomination or election was previously so approved.

13. MODIFICATION OF AGREEMENT

No modification or any further representation, promise, or agreement in connection with subject matter under this Agreement shall be binding, unless made in writing and signed on behalf of the parties by duly authorized representatives.

14. ASSIGNABILITY OF AGREEMENT

This Agreement is not assignable by either party without the prior written consent of the other.

15. CONFIDENTIALITY

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of the Owner or the Owner’s principals obtained by the Manager in the performance of this Agreement shall be kept strictly confidential.

Except as may be required by applicable law this Agreement including all terms, details conditions and period is to be kept private and confidential and beyond the reach of any third party.

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of the Manager and/or the Manager’s Principals obtained by the Owner or the Owner’s Principals in the performance of this Agreement shall be kept strictly confidential.

Confidential Information shall not include information that is now or subsequently becomes generally publicly known or available by publication, commercial use, or otherwise, through no act or fault of any of the parties;

The Confidential Information may be disclosed only to the employees, directors, lawyers or consultants of any party or of its affiliated, parent, daughter or related companies or subsidiaries having the need to know the same for the purpose of performing this Agreement by the parties and where such employees, directors, lawyers or consultants are bound by similar restrictions of confidentiality not to disclose the same.

In the event any party is ordered by any court of law or administrative tribunal to disclose any Confidential Information, such party shall provide to the other party a written notice of the forced disclosure as soon as practicable.

16. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English Law.

17. ARBITRATION

17.01 All disputes arising out of this Agreement shall be referred to arbitration in London in accordance with English Law. The reference shall be to three arbitrators One arbitrator shall be appointed by each of the parties hereto and a third by the two arbitrators so appointed. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

17.02 A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the party, appoint its arbitrator as sole Arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conduced in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

17.03 Until such time as the arbitrators finally close the hearings, either party shall have the right, by written notice served on the arbitrators and on the other party, to specify further disputes or differences under this Agreement for hearing and determination.

17.04 The arbitrators may grant any relief and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorneys’ fees and judgments may be entered upon any award made herein in any court having jurisdiction.

17.01 All disputes arising out of this Agreement shall be arbitrated in London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court.

The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof.

17.02 In the event that the Owner or the Manager shall state a dispute and designated an Arbitrator in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays to designate it’s arbitrator, failing which the appointed arbitrator can render an award hereunder.

17.03 Until such time as the arbitrators finally close the hearings, either party shall have the right, by written notice served on the arbitrators and on the other party, to specify further disputes or differences under this Agreement for hearing and determination.

17.04 The arbitrators may grant any relief and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorneys’ fees and judgments may be entered upon any award made herein in any court having jurisdiction.

18. NOTICES

18.01 Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending same by registered airmail electronic-mail, telex, facsimile, or by delivering the same (against receipt) to the address of the party to be served to such address as may from time to time be notified by that party for this purpose.

18.02 Any notice served by post as aforesaid shall be deemed conclusively duly Served five days after the same shall have posted. Notices served by telex aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice.

18.03 Notices to the Manager shall be made as follows:

ALLSEAS MARINE S.A.

15 KARAMANLI AVENUE

16673 VOULA, ATHENS, GREECE

PHONE: + 30 210 89 14 600

FAX: + 30 210 89 95 085

E-MAIL: Allseas@otenet.gr

Notices to the Owner shall be made as follows:

ARAL SEA SHIPPING S.A.,

C/O BOX SHIPS INC.

15 KARAMANLI AVENUE

166 73 VOULA, ATHENS, GREECE

PHONE: + 30 89 14 640

19. ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, either verbal or written, between the parties with respect to such subject matter, and no amendment of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such amendment.

For the Owner	For the Manager

/s/ MARIA STEFANOU	/s/ GEORGE SKRIMIZEAS
MARIA STEFANOU	GEORGE SKRIMIZEAS
President/Secretary/Director	President/Director